Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE

May 29, 2019

Jones Lang LaSalle Incorporated

200 E Randolph Street

Chicago, Illinois 60601

Ladies and Gentlemen:

We have acted as counsel to Jones Lang LaSalle Incorporated, a Maryland corporation (“Parent”), in connection with the proposed merger of JLL CM, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), with and into HFF, Inc., a Delaware corporation (the “Company”), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent (the “Merger”), and, immediately following the Merger, the merger of the Company with and into JLL CMG, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger LLC”), with Merger LLC surviving the merger (the “Subsequent Merger” and, together with the Merger, the “Mergers”), all pursuant to the Agreement and Plan of Merger, dated as of March 18, 2019 (the “Merger Agreement”), by and among Parent, Merger Sub, Merger LLC and the Company.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement on Form S-4 (the “Registration Statement”) filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinion set forth below:

(a) we have examined and relied upon the Registration Statement, the Merger Agreement, the exhibits thereto and the tax certificates provided by Parent and the Company containing factual representations regarding the Mergers (the Registration Statement, the Merger Agreement, the exhibits thereto and the tax certificates, together the “Transaction Documents”), and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter;

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents and (vii) the enforceability of the Transaction Documents;

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

(d) we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents.

No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the limitations, qualifications and assumptions set forth herein and in the Registration Statement, it is our opinion that the statements in the Registration Statement under the heading “Material United States Federal Income Tax Consequences,” insofar as such statements constitute a summary of U.S. federal income tax matters, taken together, fairly and accurately summarize such matters in all material respects.

This opinion is based upon the Code, the Treasury Regulations thereunder, administrative and judicial interpretations thereof and other authorities, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with our opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Mergers under the laws of the United States or any state or local government within the United States or under the laws of any foreign country.

Additionally, we express no opinion regarding any other tax consequences of the Mergers, or on any issue relating to Parent, the Company, Merger Sub or Merger LLC or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to Sidley Austin LLP included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP